Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 (this “Registration Statement”) of DARKIRIS INC. (the “Company”) of our report dated January 30, 2026 with respect to the financial statements of DARKIRIS INC. for the financial years ended September 30, 2025 and September 30, 2024, incorporated by reference in this Registration Statement, and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form F-1, as amended (File No. 333-299200), that is incorporated by reference in this Registration Statement.

/s/ Enrome LLP
Enrome LLP

Singapore
October 8, 2026